UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 ________________________________________

FORM 8-K
 ________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2014

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comScore, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

 ________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
Attached hereto as Exhibit 99.1 and incorporated by reference herein is financial information for comScore, Inc. (the “Company”) for the three month period ended June 30, 2014 as well as forward-looking statements relating to the third quarter ending September 30, 2014 and full year ending December 31, 2014 as presented in a press release issued on August 5, 2014.
The information in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Financial Officer
On August 5, 2014, the Company issued a press release announcing that Mel Wesley, age 43, has been hired as the Company’s Chief Financial Officer (“CFO”), effective as of August 29, 2014. Mr. Wesley will assume the role of the Company’s principal financial officer and principal accounting officer.
As previously announced by the Company in a Current Report on Form 8-K filed May 8, 2014, Kenneth J. Tarpey, the Company’s current CFO, principal financial officer and principal accounting officer, intended to depart his position with the Company as of the filing date of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014 (but in no event later than August 15, 2014) (the “Departure Date Date”). Mr. Tarpey and the Company have agreed to postpone the Departure Date until Mr. Wesley joins comScore on August 29. Mr. Tarpey has also agreed to assist with transitioning the position and duties of the chief financial officer.
Prior to joining the Company, Mr. Wesley most recently served as Chief Financial Officer of Mandiant Corporation, a privately-held provider of advanced endpoint security products and security incident response management solutions, from January 2013 until Mandiant’s acquisition by FireEye in December 2013. Prior to Mandiant, Mr. Wesley served as Chief Financial Officer of OPNET Technologies, a publicly traded company that provided application and network performance solutions, from December 2004 until OPNET’s acquisition by Riverbed Technology in December 2012. Mr. Wesley also served as Corporate Controller for OPNET from June 2004 through November 2004. Prior to that, Mr. Wesley served as Corporate Controller of SteelCloud, Inc. and as Assistant Controller for Learning Tree International, Inc., both publicly traded companies in the technology sector. Mr. Wesley holds a B.S. in Accounting and an M.B.A. from George Mason University and is licensed as a Certified Public Accountant in Virginia.
A copy of the press release announcing Mr. Wesley’s appointment is attached hereto as Exhibit 99.2.
Employment Offer Letter with Mel Wesley
In connection with Mr. Wesley’s appointment as the CFO, the Company entered into an Employment Offer Letter Agreement with Mr. Wesley dated August 4, 2014 (the “Offer Letter”). Under the terms of the Offer Letter, as approved by the compensation committee (the “Compensation Committee”) of the board of directors of the Company, Mr. Wesley will be paid a base salary of $320,000 per year. Mr. Wesley will also be eligible for the Company’s standard benefits programs.
Pursuant to the Offer Letter, the Compensation Committee has authorized the grant of restricted stock units for 10,000 shares of the Company to Mr. Wesley in connection with his initial hiring. One-third (1/3) of the number of shares subject to the restricted stock unit award shall vest on August 15, 2015, and one-third (1/3) of the number of shares subject to the restricted stock unit award would vest annually thereafter on the anniversary until all such shares have vested on August 15, 2017. The vesting is subject to Mr. Wesley’s continued status as a service provider of the Company at the time of each vesting date.
Pursuant to the Offer Letter, Mr. Wesley will also be eligible to participate in the Company’s 2014 Executive Compensation Bonus Policy. The incentive awards consist of two potential awards, a short-term incentive (“STI”) award payable in restricted stock and a long-term incentive (“LTI”) award payable in restricted stock units, both of which shall be awarded as determined by the Compensation Committee in February 2015. The restricted stock and restricted stock units issued will be based on the value of the Company’s common stock as reported on the NASDAQ Global Select Market upon the closing of the date of grant. Mr. Wesley must remain employed through the date that the Compensation Committee makes its determinations to earn the awards.
Both of the STI and the LTI awards will be based on performance relative to certain Company-wide revenue and Adjusted EBITDA targets as well as certain management-based objectives specific to Mr. Wesley, all of which are approved by the Compensation Committee. Each of the Company-wide revenue and Adjusted EBITDA targets represent 37.5% of the total award calculation and the management-based objectives represent 20% of the total award calculation. Adjusted EBITDA is a financial metric not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). For further description of how the Company defines Adjusted EBITDA, the limitations of its use, and a reconciliation to the most directly-comparable GAAP-based financial metric, see the Company’s Quarterly Report on Form 10-K for the year ended December 31, 2013.
The target value of the STI award is 75% of Mr. Wesley’s base annual salary. The STI award shall be fully vested on the date of issuance.
The LTI award consists of both a performance-based and a time-based component. The performance-based LTI award is based on a target value of $450,000 subject to achievement of performance against the goals indicated and will vest in three equal installments starting with the date of grant and then annually thereafter, subject in each case to Mr. Wesley’s continued employment. The time-based LTI award is a value of $300,000 subject to Mr. Wesley’s continued employment at the time of award and will vest in three equal installments starting with the date of grant and then annually thereafter, subject in each case to Mr. Wesley’s continued employment.
Change of Control and Severance Agreement
The Offer Letter also provides that Mr. Wesley shall be a party to the Company’s form of change of control and severance agreement for executive officers (the “Change of Control and Severance Agreement”). The Change of Control and Severance Agreement has a three-year initial term with automatic one-year renewals thereafter, and an automatic 12-month extension following the date of a change in control (as such term is defined in the Change of Control and Severance Agreement) of the Company.
The Change of Control and Severance Agreement provides that if the Company terminates Mr. Wesley’s employment without cause (as such term is defined in the Change of Control and Severance Agreement), or Mr. Wesley resigns from such employment for good reason (as such term is defined in the Change of Control and Severance Agreement), then, subject to his compliance with certain post-employment covenants, he would be eligible to receive (i) payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under the Company’s plans, policies and arrangements; (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if his severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of his severance period or the date that he becomes covered under a similar plan; and (iii) the following salary payment, depending on the time of termination:

Time of Termination or Resignation	Additional Salary Benefit
Prior to a change of control
If employed as CFO for under 2 years, continuing payments at a rate equal to his annual base salary then in effect, for 6 months year following termination, to be paid periodically in accordance with our normal payroll policies.

If employed as CFO for 2 years or more, continuing payments at a rate equal to his annual base salary then in effect, for 1.25 years following termination, to be paid periodically in accordance with our normal payroll policies.

On or within 12 months after a change in control
A lump sum payment (less applicable withholding taxes) equal to 1.25 of his annual base salary in effect immediately prior to his termination date or, if greater, at the level in effect immediately prior to the change in control.

Further, if Mr. Wesley is terminated without cause, resigns for good reason, or remains employed by or continues to provide services to the Company through the one-year anniversary of a change in control, the Change of Control and Severance Agreement provides that all of his then outstanding and unvested equity awards will vest in full.
In the event that the payments or benefits under the Change of Control and Severance Agreement would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or (ii) would subject Mr. Wesley to the excise tax imposed by Section 4999 of the Code, Mr. Wesley would receive such payment as would entitle him to receive the greatest “after-tax” benefit.
Indemnification Agreement
Mr. Wesley has also entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”). Pursuant to the Indemnification Agreement, the Company agrees to indemnify Mr. Wesley against certain liabilities that may arise by reason of his status or service as Chief Financial Officer of the Company and to advancement of his expenses incurred as a result of any proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and is in addition to any other rights Mr. Wesley may have under the Company’s amended and restated certificate of incorporation, bylaws and applicable law.

Item 7.01 Regulation FD Disclosure.
The Company issued a press release announcing the acquisition of M.Labs, Inc., a Delaware corporation on August 4, 2014. A copy of this press release is attached as Exhibit 99.2 hereto and is incorporated by reference to this Item 7.01
The information in this Item 7.01, including Exhibit 99.2 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.
Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated August 5, 2014 announcing second quarter 2014 financial results

99.2	Press release dated August 4, 2014 announcing acquisition

99.3	Press Release dated August 5, 2014, announcing the appointment of Mel Wesley as Chief Financial Officer

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Kenneth J. Tarpey
Kenneth J. Tarpey Chief Financial Officer
Date: August 5, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 5, 2014 announcing second quarter 2014 financial results

99.2	Press release dated August 4, 2014 announcing acquisition

99.3	Press Release dated August 5, 2014, announcing the appointment of Mel Wesley as Chief Financial Officer